Exhibit 99.04 - MKBY form 10

PTARMIGAN BUSINESS PLAN

Preview -Electricity Management Systems "EMS"

The Electricity Management Systems represent a customized comprehensive solution specifically engineered to address the demand for new power and energy products, lower cost, quality transmission, reduced environmental impact, and continuous electricity solutions. The Systems are applicable to needs for both In-Line and Off-Grid suppliers and users. The primary EMS component is the Vanadium Redox Battery "VRB" electricity storage technology. It is surrounded by a variety of electricity generating management technologies such as Wind Turbines, Vanadium Electrolyte, Diesel Generators and potentially various other forms of power generation.

In-Grid users such as telecommunication centers, factories, office complexes, hospitals, military installations and their providers could utilize EMS as effective risk management for continuous, high quality electricity requirements and for protection against power interruption.

A burgeoning new market for clean, uninterrupted premium power has emerged that existing grids cannot guaranty. Beginning in 2002, significantly higher insurance costs for power interruption require businesses to seek alternatives for risk management of potential losses from power interruption.

VRB's are an excellent solution for essential power dependent institutions seen in today's high tech, continuous power dependent world, where less than a one second power interruption causes billions of dollars in downtime losses. Downtime costs vary by industry sector, averaging $1 million, for every hour of downtime according to an October 2000 Meta Group industry sector tracking study.

In the last 20 years, consumption of electricity in the USA has grown by over 100%. Electricity is now eight times more important than gas in the USA economy. In 1990, 25% of the energy used was in the form of electricity, today it is 37%, and by 2010 50%, and 90% by 2020 according to the Energy Information Administration. The continuous power market alone is estimated at $50 billion in 2000 and is expected to increase to $500 billion in five to ten years according to a Digital Power Report. Power outages interrupt operations at 72% of US businesses.

EMS Components

VANADIUM REDOX BATTERY "VRB"

The unique characteristics of the VRB enhance the capabilities of various electricity generation resources (either used separately or in combination) such as; wind turbines, photovoltaic (solar), bio-mass, hydraulic, tidal, as well as traditional electricity generation, diesel generators, natural gas, coal, hydro, and nuclear to produce and store electricity.

Renewable electricity sources, like solar electricity collectors and wind generators, coupled with a VRB, produce electricity, which can be managed and stored for peak use discharge, thus providing stable power. These environmentally friendly electricity sources used in tandem with traditional power generation sources reduce electricity costs significantly.

VRBs provide safety and environmental advantages over other battery technologies. Vanadium's valency eliminates a need for a second element for the electrolyte, thus erasing cross contamination in the unit, and provides an unlimited life to the VRB. A VRB operates between 40 and 100 degrees F. in an environment producing no waste products or emissions. Overcharging to equalize the cells is not required. Equipped with fault detectors, the system stops automatically if threatened.

Commercial installations in Japan have proven that VRB technology has the ability to store and distribute power like no other battery in the world. There is no alternative cost-effective means of storing electricity equal to the VRB's ability. VRB system capacity is virtually unlimited and can be readily increased simply by adding more electrolyte for increased storage time or adding more cell stacks to increase per hour capacity.

DERMOND VERTICAL AXIS WIND TURBINE

McKenzie Bay seeks to provide an alternate internal supply for EMS in the future by acquiring Dermond Inc, a Quebec, Canada company developing a Vertical Axis Wind Turbine technology.

Dermond Vertical Axis Wind Turbine technology "DWT" improvements being developed by Quebec engineers Jacquelin Dery and Laurent Mondou, represent a simplified Darrieus Turbine capable of operating in wind speeds between 6 mph to 100 mph.
A rugged construction design makes DWTs capable of functioning in extreme conditions.

The improvements will enhance potential for high efficiency performance for electricity generation and facilitate transportation and erection for remote application. Dermond Wind Turbines "DWT" will be manufactured and erected more economically and efficiently, with significant operating advantages over other types of Wind Generators.

VANADIUM ELECTROLYTE

Electrolyte Leasing Company "ELC", a McKenzie Bay Leasing subsidiary, has been formed to control the supply of Vanadium Electrolyte for all VRB installations. ELC's primary business is to lease Electrolyte to VRB users. Sales of Electrolyte are limited to those situations where geopolitical, economic, or military conditions warrant a sale to the end user.

ELC has a guaranteed off-take agreement with another McKenzie Bay International subsidiary, McKenzie Bay Resources Ltd "MBR", for supply of Electrolyte. MBR is planning to produce and supply large Electrolyte quantities to ELC from the Lac Dore vanadium deposit near Chibougamau, Quebec, Canada.

Smaller quantities of Electrolyte are to be supplied to MBR through strategic alliances with other Electrolyte producers. MBR expects the Lac Dore site to become a significant producer of both the vanadium oxide for the Electrolyte and the Electrolyte itself. Plans to bring Lac Dore into production are being staged and SNC Lavalin has recently completed a feasibility study on the Lac Dore vanadium deposit and electrolyte production. A pre-construction phase is currently underway.

The Lac Dore deposit is the largest vanadium in North America and second largest in the world containing a combined proven, indicated and inferred mineable vanadium pentoxide resource of five billion pounds, which represents 12.4 billion liters of Electrolyte.

EMS INTEGRATION

PTARMIGAN OFF-GRID POWER INC

Ptarmigan, another key part of the EMS strategy, is owned by Dermond, a wholly owned subsidiary of McKenzie Bay International Ltd, and by two Quebec Companies, Leandre Gervais et Associe(e)s "LGA" and Envitech Automation.

LGA has developed a specialized containerization system for northern environment and permafrost applications. LGA designed containers will house EMS components allowing for easy deployment to isolated communities, industrial applications and other locations requiring mobility.

Envitech specializes in the design and development of system integration products relating to electrical equipment, specialized communications systems, and automated industrial processes. Envitech is to develop, install and maintain EMS control systems.

Integration of EMS and components; such as a Vanadium Redox Battery "VRB", diesel generator, Wind Turbines, or other power generators; is achieved through a system controller. The principle behind a system controller is to maximize the use of inexpensive energy while minimizing dependency on more expensive diesel generated power.

A system controller operates as follows: If wind power is available, the energy generated goes to the load and the excess is accumulated in the battery. When wind power is unavailable the diesel is operated at full power to meet load demand. Excess diesel capacity goes to the battery. When the battery is fully charged, the diesel is stopped and the load is supplied by wind power supplemented by the battery. Executive Summary

Supplying electricity to communities located outside government supported utility grids requires strategic decision-making by public program administrators. One of the government's basic criteria is to offer power access to the entire population in its territory while attempting to reduce operating costs and deficits for these isolated grids.

New economic, environmental, and energy imperatives that have become essential over the past few years have compelled the authorities to review their plans of action. One of the main objectives of these plans of action is to diversify power sources and management while paying the utmost attention to reducing operating costs and the effects of pollution on these communities.

These forms of renewable energy include power generation by solar, wind energy, biomass heating, and several other means. Among these "green" power applications, projects combining diesel generator sets in hybrid systems with new technological power applications, such as wind turbine energy, have opened up possibilities for new applications that could optimize the efficiency of diesel generators in the isolated grids serving remote communities. Using these types of hybrid systems recycles capital that would otherwise be used to import and handle fuel in the local economy.

The addition of renewable energy capability to an existing diesel grid represents a new reality and opens up possibilities for many applications. A hybrid wind/diesel system combined with an appropriate storage system increases efficiency and leads to a considerable cost reduction for the existing power system.

The technology related to lead-acid (or other) batteries has been far outstripped by new VRBs (vanadium redox batteries). This type of battery is the first ever to be able to withstand large numbers of high charge and total discharge cycles, corresponding to the needs of hybrid wind/diesel systems.

Setting up this type of system leads to reductions in fuel consumption and maintenance costs for diesel generators and, consequently, increases their useful life. In addition, implementing these new hybrid systems reduces economic dependence on fuel purchase and the environmental risks inherent in transporting and handling hydrocarbons; a reality common to many northern countries, like Canada, or to any community far from public utility grids.

These realities led to Ptarmigan Energy Inc., the subject of this business plan. The company is a business entity working to develop new systems for the production and management of electrical power. It was founded, after several years of research and development, to develop the economic potential of a wind/diesel/VRB system that reduces both electricity production costs and the pollution associated with operating diesel generators.

The power system proposed by Ptarmigan Energy Inc. consists of a diesel generator set, a vanadium pentoxide solution power- storage battery (VRB), several wind turbines (a wind farm), and a control system. The battery can reduce motor operating time for diesel generators by 30% and, as demonstrated in Japan, wind power can reduce this motor time an additional 50%. The diesel generator will be selected on the market based on the characteristics required to meet the customer's needs.

To bring the development and marketing of this system to fruition, and since it considers the presence of a team of experts essential, Ptarmigan Energy Inc. will gather engineering firms, manufacturers, entrepreneurs, and financiers together, from the start, in order to build a solid and dynamic technical and management structure. One of these partners is Dermond (a subsidiary of McKenzie Bay International employing the founders of Dermond inc.), which will hold a 62.5% equity interest in the new company. The Leandre Gervais et Associe(e)s
(LGA) engineering firm and Groupe Envitech, an equipment manufacturer, will each hold an 18.75% equity interest once the new company is created. A portion of venture capital is also expected and is currently estimated at about 850 thousand dollars.

Furthermore, due to its scientific, industrial, and commercial infrastructure, making it possible for the wind turbines, control system, and a major part of the battery to be manufactured almost entirely in Quebec, the province will be able to position itself favorably in this world-class industry.

The strategic alliances that Ptarmigan Energy Inc. negotiates with its chosen partners have an essential role in the business model being presented. Its sole objective being the success of this business project, the management team has surrounded itself with acknowledged experts in the engineering, technical services, and sales and marketing fields. Additional partnerships with the university, corporate, and regional communities have led to the synergy that now exists between partners in the project.

The Company's operational strategy was designed to integrate the very latest components at all stages of the manufacturing process. The components designed by Sumitomo Electric Industries Ltd., Groupe Envitech, the Leandre Gervais et Associe(e)s engineering firm, and Bradley W. M. Manufacture will provide this new power production and management system with all the expected dependability and quality.

From a marketing and sales viewpoint, Ptarmigan Energy Inc.'s management team will promote its innovative and unique hybrid systems on the market through active participation in conferences, conventions, and colloquiums with stakeholders in the electricity production and environmental management sectors.

Because of the increasing volume of system sales, the competitive price that will be established at the outset, and to reach remote markets, Ptarmigan Energy Inc. will sign agreements with distributors and manufacturers, by region, taking local cultures into consideration. Ptarmigan Energy Inc. also intends to negotiate marketing alliances with distributors and manufacturers.

In order to finance its production and marketing activities, Ptarmigan Energy Inc. has developed a six-year financial strategy, dealing with all the stages of development outlined in the business plan. The appended pro forma statements include all forecasted income and expenses, while specifying the Company's capital expenditure needs. Based on realistic projections and on tight financial control, these forecasts provide a glimpse of the full potential of the business plan.

The Company forecasts annual sales-related expenses in the order of 1.4 million dollars in 2003 and 11.7 million dollars in 2007, including system construction itself and the tests required for marketing the system. In terms of income, the Company expects to generate gross sales of 1.7 million dollars during the second year to reach 14.2 million dollars during the sixth year of operation. The following table shows forecasted income growth during Ptarmigan Energy Inc.'s pro forma period.

Ptarmigan Energy Inc.'s pro forma forecasts clearly show that it will be possible for the business to maintain its liquidity and its profitability during the marketing phase. The business strategy proposed by the management team offers high growth potential. After having distributed systems in its launching market, that is, in Quebec, Ptarmigan Energy Inc. intends to tackle the Canadian isolated-grid market. Later, the business will initiate contacts in the Alaskan market and in world markets to distribute and sell its systems.

Thanks to the dependability and added value of its energy production and management system, Ptarmigan Energy Inc. intends to tackle the market dynamically. The priority of each of the Company's strategic partners is to make this business project a success based on their expertise and credibility. With financing making it possible it to cover its system development and testing costs, Ptarmigan Energy Inc. intends to make sure its sales grow continuously. The purpose of the new business is therefore to guarantee the expected rate of return and the long-term sustainability of the Company's profitable activities to all the partners and shareholders involved. As shown in the following table, the associates' capital stock will be 750 thousand dollars and will cover part of the financing of the three blocks of activity. The missing portion of capital will come from a venture capital company and various regional, provincial, and federal investment assistance programs.

PTARMIGAN BUSINESS PLAN

Table of Contents

Industry Overview

      Overview
      The World Market
      The Canadian Market
      The Quebec Market
      The American Market
      Market Potential

Ptarmigan Energy Inc.
      Overview

      The Technology Associated with Ptarmigan Energy Inc.

      History of the Project and of Shareholders of Ptarmigan Energy Inc.

      Organizational Structure and Management Team

      Strategic Alliances

      The Short-and Medium-term Strategy

Competitive Analysis
      Overview
      Power Storage
            Regenesys Technologies Limited
            Vanteck (VRB) Technology Corp.
            NGK Insulators Ltd.
      Hybrid Wind/diesel/battery Systems
            Northern Power Systems
            Vergnet

Operational Strategy
      Overview
      Production Strategy
      Sales Strategy
      Marketing Strategy

Financial Strategy
      Overview
      Income Growth
      Operating Expenses
      Capital Requirements
      Financing of the Various Blocks of Activity

Potential Risk Factors
      Overview
      Management Risk
      Market Risk
      Technological Risk
      Financial Risk

Appendix 1 - Pro Forma Financial Statements
Appendix 2 - Tasiujaq Simulation
Appendix 3 - Sumitomo Electric Industries Ltd.  Simulation.
Appendix 4 - Curriculum Vitae of Members of the Management Team
Appendix 5 - Proposals by Stakeholders
Appendix 6 - Draft Protocol with the Universite du Quebec en Abitibi-
             Temiscamingue (UQAT)


Industry Overview

Overview

Supplying electricity to communities located outside standard utility grids has been a major concern of public program administrators for a long time. The latter, who have the mandate of providing power access to the entire population in their territory, must nevertheless attempt to reduce operating costs and deficits for these isolated grids.

To date, power generation using diesel generator sets has turned out to be the only energy solution for supplying off-grid communities, such as those in northern Canada. The reliability of these systems has been proven but their operating costs are astronomical and they are not very efficient. In addition, since they require constant maintenance and need to be replaced on a regular basis, they have become a costly option for the administrations involved.

To compensate for this situation, which causes major operating deficits and is a considerable disadvantage for the economic development of off-grid communities, huge amounts have been invested in finding alternatives to the predominant position of diesel generator sets in isolated grids. To date, attempts by several countries to improve the technical efficiency of diesel generators have been fruitless. However, these administrations continue to invest in development of new applications without obtaining convincing results.

These attempts have included projects for hybrid systems combining diesel generators and new renewable-energy technologies such as wind power. However, there were complications with the wind turbines available on the market, partly because of wind turbine manufacturers who limited their role while continuing to promote their products.

In spite of all the testing of hybrid wind/diesel systems in northern environments, none have produced sufficiently positive results in terms of dependability, due to the absence of energy storage capacity that would allow the diesel generators to be shut down and would therefore maximize performance of the hybrid systems.

The optimal solution therefore amounted to adding an energy storage capacity to hybrid systems. To date, no battery has had the technology necessary to meet the requirements for efficiency and reduced cost set by utility administrators. Recently, research and development of new types of vanadium batteries (VRBs) have revived interest in hybrid systems to optimize the efficiency of existing power grids.

These new hybrid systems can provide an efficient energy supply for remote communities and increasingly stand out as the best choice. Direct application of this type of hybrid system leads to increasing the energy efficiency of wind turbines, which are then supported by the generator and battery in the absence of wind. Meanwhile, operating costs of diesel generators are very significantly reduced, resulting in high potential for isolated grids.

Apart from new hybrid wind/diesel/battery systems, potentially interesting current technologies include hydraulic micro-turbines, ground transmission lines (underground cables), solar applications, and the hydrogen fuel cell. Each of these technologies has its own limitations and problems. They are limited by their sources and their state of development. In the short and medium term, there is little likelihood that they present viable alternatives for hybrid systems. Looking at the current situation in Quebec, these other technologies have restrictions that are also an argument for hybrid wind/diesel/battery systems.

Micro-turbines are limited because of freezing of streams and rivers and low precipitation. Ground transmission lines have been studied by Hydro-Quebec and eliminated because of losses due to distance and installation costs. In northern markets, solar applications are hampered by too few hours of sunshine because of the latitude, very cool temperatures, and polar night, which greatly reduce their profitability. Finally, the hydrogen fuel cell is limited by the state of the technology and the cost of hydrogen.

In many remote areas, far from big cities and public utilities, production costs for electricity can easily reach $1.25/kWh, compared to a price varying from $0.03 to $0.05 in urban centres. The high cost of electricity produced by diesel generators is a result of their frequent and costly maintenance. Furthermore, fuel is very expensive because of the small volumes and great distances involved. Diesel generators are not very efficient and must be replaced after a few years. Costs for personnel and spare parts are also high, because of difficult access and distance. Finally, the grids are too small to warrant keeping experienced maintenance teams on site.

The isolated-grid market is therefore in need of a technological solution for issues of power generation and management in northern and off-grid environments. This solution should also take into account social, economic, and environmental factors in these regions, where economic development capacity is limited because of the high costs of energy infrastructures.

The industry has shown the potential of recent technological advances in energy storage and of combining them in hybrid systems with various types of renewable energy (solar, wind, biomass, or other). For example, power generation using wind energy is extremely interesting. The market for hybrid systems combining the small 75-kW northern wind turbine with diesel/VRB components is therefore beginning to attract attention from investors because of its major economic and ecological advantages.

The World Market

Sustainable growth has been noted in the industry with respect to development of new hybrid energy options, such as wind/diesel/battery systems, that optimize the energy infrastructures of remote communities. New power storage technologies are being seriously considered for use in hybrid systems with various types of renewable energy to create new environmental energy options.

A major tendency has been noted at the administrative level in several countries in support of research and development into new technologies. Many incentives and subsidy programs have been created to assist in development, production, and marketing of new hybrid wind-energy systems. In the United States alone, in 2000, 74.9 million American dollars were provided as subsidies to develop wind energy applications and electrical power storage systems, according to data from the Energy Information Administration. Generally speaking, all development projects for new wind-energy applications have been supported or subsidized by the administrations where they were developed. The involvement of public utilities appears to be essential to researching and developing new technologies to vary current energy sources and promote renewable, nonpolluting energy alternatives.

Worldwide, research into batteries and new forms of energy storage has led to defining new processes to improve the efficiency of existing fuel cells (such as those using lead). Vanadium batteries have been developed quite recently in Australia and Japan. These batteries, which use vanadium pentoxide electrolyte as base material, are used as storage media for various types of power generators. As far as production is concerned, South Africa accounts for more than 60% of world production of vanadium pentoxide, while Russia and China produce an additional 20%.

A totally operational 200-kW battery, set up by Mitsubishi-Kashima, and another 500-kW battery, set up by Sumitomo Electric, are currently assisting the Tokyo power grid. These large-scale batteries can increase power generating capacity by 10%, without building additional power infrastructures. In terms of quantity, a 30-MW battery for commercial applications can use about 2.2 million pounds of vanadium pentoxide. Adding this type of battery to a diesel (or other) grid to meet the needs of remote communities or for other applications then makes real sense.

The commercial applications related to hybrid wind/diesel/battery systems are extensive. Several have been identified as possibilities for extending the market currently forecasted for northern areas. Islands, developing countries, oases in the desert, cottage country, drilling platforms at sea, mining concerns, etc. are definitely potential markets where the use of wind energy combined with a diesel generator and power storage capacity can substantially reduce operating and maintenance costs for existing material.

Economic and population growth, the general improvement in quality of life, and the development of tourism argue in favour of growth for diesel-grids. Constant development of energy infrastructures in isolated-grid areas justifies setting up and using generators and renewable energy sources. This has led to considerable interest in hybrid diesel/wind/battery systems, which have a tremendous impact with respect to cost reduction, reliability, and environmental protection.

Many international studies, including the one carried out by the Norwegian Electric Power Research Institute, lean toward development of wind/diesel grids to supply islands or remote communities. According to the study, cost reductions for diesel can then reach 50%, which is enormous considering current energy budgets for these communities. The immediate issue remains the development of power storage units that would allow diesel generator sets to be temporarily shut down. The world market is therefore awaiting technological breakthroughs to optimize existing hybrid wind/diesel systems.

The Canadian Market

The market for hybrid wind/diesel/battery systems in northern Canada is significant and its potential for clientele and growth is extremely interesting. Canada has more than 208 communities that are supplied by diesel generators. These are often the only available choice when a grid just supplies one or two communities. The power generated by diesel grids for communities and for industrial applications represents approximately 500 MW.

Diesel systems and wind turbines have been tested in several remote Canadian communities, including Kuujjuaq (Quebec), Fort Severn (Ontario), and Cambridge Bay and Igloolik (NWT). The wind turbines had not been designed for northern climates and the harsh climatic conditions in these areas proved that these wind turbines were not technically up to providing the service they were intended for.

However, the development of new hybrid systems (wind/diesel/battery) gives a glimpse of promising new scenarios for supplying power to these isolated grids. In spite of the fact that there are currently no totally operational hybrid systems, Canadian authorities are very attentive to research carried out in this area and that could markedly reduce operating costs.

The situation is similar for the Canadian mining and forestry industries, which often have off-grid operations which therefore depend exclusively on diesel generators for their operating and exploration activities. In terms of market potential, there are approximately 100 MW of additional energy produced by diesel generators, solely in the northern Quebec market.

These northern Canadian diesel-grids provide electricity to more than 50,000 people. Operating costs for all of the isolated grids in Canada amount to nearly one billion dollars. This amount is, of course, subject to fluctuations due to fuel price hikes and maintenance costs.

In terms of operating deficits, according to Hydro-Quebec's data, Quebec's losses are the most significant (100 million dollars) of all the provinces or territories that are responsible for isolated grids. These losses are essentially attributable to Hydro-Quebec's pricing policy, guaranteeing a uniform price to its customers. Unlike Hydro-Quebec, other producers are not bound to similar pricing policies. They can invoice prices that are closer to actual production costs. The following table outlines the situation of isolated grids in Canada and the operating deficits for 1998, according to L'energie dans les reseaux autonomes, a study of isolated grids by Messrs. Rene Gelinas and Eddy Belanger.

These grids are distributed throughout Canada and are usually located where the wind is strong and constant. Wind energy, which is currently underused, could allow production of electricity at a fraction of the cost of diesel. Combining it with an advanced form of power storage (such as the vanadium redox battery) would make it possible to increase its efficiency while reducing operating costs. These grids are highly dependent on fuel supplies arriving by sea, which only occurs in the summer. They can offer very interesting potential for profitability for a tested, competitive hybrid system.

According to quantitative data, the renewable energy industry in Canada includes nearly 200 companies and employs more than 4000 people. Referring to financial data from 1994-1995, the value of goods and services related to the renewable energy sector amounted to 800 million dollars. Commercial activities related to exporting, on the other hand, represented an additional 180 million dollars. There has been sustained growth in the industry since that time, which suggests much greater current real income.

The Quebec Market

By the 1970s, Hydro-Quebec had acknowledged the potential of wind turbine energy as a source of economic development for Quebec. Hydro- Quebec put Quebec at the forefront of Canadian accomplishments with regard to development of large wind turbines, on an equal footing with countries such as the United States and Germany. Hydro-Quebec has been operating a 65-kW Bonus wind turbine in Kuujjuaq since 1985 and is taking part in a hybrid diesel/wind system project by IREQ (Hydro- Quebec's Research Institute). The problem with the system developed by IREQ is that it cannot be used to significantly optimize diesel performance on its own.

Under the leadership of Hydro-Quebec, more than 50 million dollars have been invested through IREQ in developing a local wind energy technology. This is how Quebec became the world leader in this technology. Thanks to Hydro-Quebec's initiative, wind turbines ranging from a few hundred kilowatts to several megawatts in power were designed, built, and successfully tested.

The Quebec market consists of 24 isolated grids operated by Hydro-Quebec and of an equivalent number of grids for the mining as well as forestry and tourism industries. Hydro-Quebec has 120 MW of installed power in its isolated diesel grids, without counting the facilities of mining and forestry companies. In 1998, these 24 isolated grids represented an amount of 120 million dollars in operating costs for Hydro-Quebec.

The American Market

The United States is very active in the development of electric systems and new technologies. The industry is well supported, in terms of financial incentives and subsidies, both in research and development and for direct applications. According to the American Energy Information Administration, budgets of 34.8 million American dollars were spent on research and development of new technologies and applications for the wind energy industry. As far as electrical systems and new technologies related to energy storage are concerned, a budget of 40.1 million American dollars was allocated by the US Department of Energy.

Of all the American states, the one with the best outlook for new management and production systems is undoubtedly Alaska. Generally speaking, the situation in Alaska is similar to the one in northern Canada. Depending almost entirely on diesel generators, off-grid communities as well as mining and forestry businesses with onsite operations are searching for means to reduce the high costs they are facing. The Alaskan market, which includes approximately 250 off-grid communities, represents electricity production by diesel generators in the order of 260 MW. According to Alaska's Department of Community and Regional Affairs (DCRA), investments of 200 million American dollars will be required to upgrade existing diesel generators. That is why this market has high potential for wind/diesel/battery systems. This statement also applies to all the islands under American jurisdiction that depend on diesel generators for adequate power generation. The following table reviews the market potential represented by northern Quebec and Canada as well as Alaska.

In conclusion, the northern Quebec, northern Canadian, and Alaskan markets offer the most interesting development potential for hybrid wind/diesel/battery systems. The high cost of replacing existing generators, fluctuations in fuel prices, and the great distances to be covered to meet the needs of these communities argue in favour of developing new methods of power production and management. Data for the mining, forestry, or other industries is based on the hypothesis that demand from the industry is equal to, if not greater than, demand from off-grid communities. In fact, in Quebec, Hydro-Quebec has the same installed power for off-grid communities as for mining and forestry facilities.

Market Potential

Electricity is a basic necessity for which demand is constantly on the rise. The cost of generating electricity in remote regions is extremely high. A wind energy system with power storage capacity is therefore an interesting and profitable option for an existing diesel grid. Putting such systems into operation would reduce fuel consumption and maintenance costs and delay replacement of diesel generators. In addition, the new hybrid systems reduce economic dependence on fuel purchase and environmental risks inherent in the transportation and handling of hydrocarbons.

Fossil fuels are rapidly being used up and fuel is costly and difficult to transport to remote northern locations. At this time, diesel is the only form of energy continuously available in northern environments, or outside public utility grids. The high number of off-grid communities and significant mining activity in these regions provide extensive possibilities for companies offering new and efficient energy solutions.

To attempt to take advantage of this situation, many companies have or are about to develop technologies to make the best use of this source of energy. A rapid overview of the industry reveals that all applications are not at the same stage of development. Certain companies are currently at the marketing stage, while others, very active in research and development, are taking advantage of the latest technological advances to design and manufacture new production, management, and power storage technologies.

Adding wind energy and power storage capacity (by means of a battery) to an existing diesel grid is a new option, in many countries, for their remote communities. Recent technological developments in power storage using vanadium pentoxide batteries (VRBs) can be combined with existing hybrid wind/diesel systems with maximum efficiency. The VRB, which always has freshly recharged solutions to replace discharged electrolytes, solves the usual problem of extended battery-charging time by eliminating it. This represents a major advantage over previous generations of batteries based on lead or other metals. Furthermore, VRBs offer huge possibilities for solar and wind energy applications when various constraints preclude the use of hybrid systems involving conventional batteries.

The main advantage of the VRB, compared to lead-acid batteries, is its resistance to multiple charge and total discharge cycles. Consequently, the battery has a greatly extended useful life. Hybrid systems combining it with wind energy and diesel are therefore particularly favourable. Implementing this type of system leads to reductions in fuel consumption and maintenance costs for diesel generators and, consequently, delays replacing the diesel generators, significantly reducing the cost of equipment depreciation. Furthermore, hybrid wind/diesel/battery systems reduce economic dependence on fuel purchase and the environmental risks inherent in the transportation and handling of hydrocarbons.

In fact, in addition to the many previously mentioned advantages of wind energy, there are also several economic and social benefits. Wind energy creates more jobs per unit of energy produced than traditional methods of energy production, including those using petroleum, coal, and nuclear power. When equal access to financing is available and when environmental costs are taken into account, wind energy is the most profitable, in terms of cost. Wind energy is a low risk, high performance energy option that is not as sensitive to price fluctuations as fuels are.

Among the types of wind turbines on the market, the vertical axis wind turbine has many decisive advantages over the horizontal axis model. First of all, the turbine is simple and rugged, which allows it to operate at very cold temperatures. In addition, because of its vertical axis, the wind collecting area is always at a maximum. This type of wind turbine is becoming increasingly established in the industry because of its simple construction and low maintenance requirements.

The next part of this document will provide more information about Ptarmigan Energy Inc., the subject of this business plan. Following the overview that will provide details of the history of the project, the technology associated with the energy system will be described.

The last parts of this section will review Ptarmigan Energy Inc.'s organizational structure, strategic alliances, and long-term strategy.

Ptarmigan Energy Inc.

Overview

Ptarmigan Energy Inc. is a three-shareholder business entity, which is working on the development of new systems for electrical power production and management. Its head office and principal place of business are in Rouyn-Noranda, a regional municipality in Quebec. Ptarmigan has been created to take advantage of the economic potential of a new system consisting of wind turbines, a diesel generator, a VRB, and a control system. The new system can be used to reduce both production costs for electricity and the pollution associated with operating diesel generators. Ptarmigan Energy Inc.'s income will come from the sale of systems or parts of systems and from service fees.

The mission of the company can be defined as follows:

"Ptarmigan Energy Inc. is a corporation whose mission is to manufacture and sell systems specially designed for isolated grids supplied by diesel generators and to therefore provide substantial reductions in electricity costs."

Ptarmigan Energy Inc.'s first members are the proponents of the vertical-axis wind turbine, that is, Dermond inc., which has recently been acquired by McKenzie Bay International. They have been joined by Groupe Envitech, specializing in development of control systems, and LGA, an engineering consulting firm. The new company expects to employ 25 people in various sectors related to engineering.

The sale of power management and production systems will be Ptarmigan Energy Inc.'s core business. In fact, the multitude of electric grids supplied by diesel generators, worldwide, will ensure diversification of its sources of income. According to an earlier publication by the Canadian National Research Council (CNRC), Canadian North has more than 208 remote communities that are supplied by such grids. The CNRC's study did not take into account mining, forestry, and other operations, whose volume is just as significant.

In addition, Hydro-Quebec's Direction regionale, Reseaux autonomes (Regional Management, Isolated Grids), in a letter dated February 23, 2000, addressed to Dermond inc., confirmed its interest in considering any alternate production proposal targeting reduction of operating deficits for conventional thermal power plants. In September 2001, the Direction regionale, Reseaux autonomes provided Dermond Inc. with its operating data for Tasiujaq, to study in order to prepare a proposal. Dermond carried out a simulation based on this data, which is appended to this document. The 24 grids that the Crown Corporation supplies using diesel generators is an excellent launching market as well as a technological showcase for export.

The Technology Associated with Ptarmigan Energy Inc.

The technology developed by Ptarmigan Energy Inc. takes advantage of recent technological developments in power storage by means of VRBs (vanadium redox batteries) and combines them with maximum efficiency with a diesel generator and a vertical-axis wind turbine. The result is a power generation and management system of currently unequaled efficiency.

This efficiency is made possible by new developments including a customized control system designed and built by Groupe Envitech, a vanadium battery developed by Sumitomo Electric Industries Ltd. (in Japan), and finally, a next-generation wind turbine especially designed for northern applications. The new company intends to combine these elements into a product that meets two basic needs of diesel grids: reducing production costs and improving the quality of the electric wave.

The diesel/VRB part of the proposed system makes it possible for the diesel generator to operate under the best of conditions and accumulate excess energy in the battery. The battery takes over from the generator when it has been charged to full capacity. The diesel generator is then shut down, resulting in reduced operating hours and, consequently, in reduced annual maintenance costs. Maintenance for the generators is less frequent and their useful life increases. Moreover, the battery improves the quality of electric current and allows electrical equipment connected to the grid to be used with greater efficiency.

The VRB/wind part of the system allows diesel energy to be replaced by wind energy, which has proven to be cheaper. In fact, the wind turbine improves the diesel/VRB system's performance even more since each wind kilowatt/hour results in additional shutdown time for the diesel. The network can then count on the wind turbine and the battery to deliver all the power necessary to meet the customers' needs.

In this system, the central control system's principal function is to distribute the supply of power between the diesel generator, the VRB, and the wind turbine, to ensure maximum quality of the electric wave, minimize fuel consumption, and reduce diesel operating hours. The central control system also collects operating data and transmits it to an external unit. The hybrid wind/diesel/VRB system is a very interesting concept since many remote communities are hindered in their economic development because they depend on diesel generators to supply electricity. If the site where the community is located has constant winds, wind turbines can be installed to additionally reduce the high cost of depending on fuel.

With the proposed system, when wind speed is in the wind-turbine's operating range, the electricity generated is provided directly to users. This translates directly into an extension of shutdown time for the diesel generator, which also reduces fuel consumption. The following diagram illustrates the description that has been given of the system.

In extreme and remote climatic environments, Ptarmigan Energy Inc.'s vertical-axis wind turbine has many decisive advantages. Its all- steel turbine is simple, rugged, and easy to manufacture. This allows it to operate at temperatures as low as -60 degrees Celsius. For maximum efficiency, Ptarmigan Energy Inc. has selected omni-directional wind turbine technology. With this technology, the collecting area is constant and independent of wind direction. The collecting area for wind energy is therefore always at a maximum and the wind turbine is constantly in a position to develop maximum power. Moreover, the simplicity of its construction requires minimal maintenance.

Compared to the competition, Ptarmigan Energy Inc.'s wind turbine eliminates the nacelle, the orientation system, and the gearbox. This reduces the initial investment. Of the possible range of wind turbines, the 75-kW model represents the best alternative for off-grid communities. Components are standard and do not require parts of unusual proportions to be manufactured, which increases production speed. These reasonable dimensions facilitate transport, even over rough terrain. Furthermore, the 75-kW wind turbine is perfect to meet the average needs of northern communities, which are currently supplied solely by diesel generators.

The Vanadium Redox-flow Battery (VRB) was developed at the University of New South Wales (in Australia) from the beginning of the 1980s. The University successfully built and tested several prototypes. The battery has shown that it is not sensitive to large numbers of high charge and total discharge cycles. In fact, Sumitomo Electric Industries has measured 1200 cycles. The diagram below outlines the operation of the vanadium battery while the picture shows its appearance.

The Mitsubishi group, a Japanese business, obtained a development license from the University of New South Wales in 1993 for electric grid applications of the battery. Mitsubishi has developed several low-power prototypes. A 200-kW/800-kWh battery was connected to the Tokyo grid in 1997.

Since 1996, Sumitomo Electric Industries Ltd. (SEI), a Japanese company, has developed various 20-kW to 3000-kW applications, including load leveling, emergency power, power storage, and electric wave stability for wind-energy as well as diesel-grid applications. SEI obtained a license for stationary applications in August 1999. Sumitomo has built and operates several batteries on various sites.

Since 2001, SEI has been producing commercial units that are sold on the Japanese market. Pinnacle VRB Ltd. owns the patent for the VRB technology. It is a public company listed on the Australian Exchange.

McKenzie Bay International is the second largest shareholder of Vanteck and the majority shareholder of Pinnacle. In Canada, the technology associated with the battery is not covered by patent; no additional costs are therefore incurred by its use. McKenzie Bay Resources is the Canadian subsidiary of McKenzie Bay International, which owns the rights to a major vanadium deposit in Quebec.

The vanadium battery is the first battery ever produced that can withstand a large number of high charge and total discharge cycles, which corresponds to the needs of the hybrid wind/diesel application. The complete scientific model, developed by Sumitomo Electric, is appended to this document and shows the energy efficiency of the proposed system. The following table reviews the advantages of VRB technology with respect to the lead-acid battery.

History of the Project and of Shareholders of Ptarmigan Energy Inc.

Dermond Inc. (which has been acquired by McKenzie Bay International), is taking part in the debate on the future of wind energy in Quebec. Dermond brought together manufacturers and businessmen and defended a memorandum on Hydro-Quebec's ongoing mandate to oversee the creation of a wind energy industry in Quebec before the Quebec National Assembly, in February 1998. Dermond did the same at the audience requesting an opinion from the Regie de l'energie (Energy Board) of the Quebec Ministry of Natural Resources during the same year.

In 1999, Dermond Inc. met with Hydro Quebec's Direction regionale, Reseaux autonomes, which was in favor of an approach that would make it possible to reduce the operating deficit for its isolated grids and that would focus on the socioeconomic development of the communities involved. In 2000, it successively met with Makivic Corporation, which was interested in introducing wind-turbine power to Nunavik, and the Quebec Ministry of Natural Resources (QMRN), which invited it to submit a request for a subsidy to develop a prototype. Makivik Corporation was created in 1978 according to the terms of the James Bay and Northern Quebec Agreement, of which it is the Inuit party. A nonprofit corporation belonging to the Inuit of Nunavik, Makivik's primary mission is to protect the integrity of the Agreement and concentrate its efforts on the political, social, and economic development of Nunavik.

Ptarmigan Energy Inc. is gathering an engineering firm, a manufacturer of power electronics equipment, and financiers around Dermond in order to build a solid and dynamic technical and management team. Services will be subcontracted to well-known companies. Quebec is favourably positioned in this world-class industry due to its scientific, industrial, and commercial infrastructure, allowing the energy management system to be almost entirely designed and manufactured locally.

In fact, over the past six months, the shareholders have met many times and laid the foundations for the project. Here is a brief description of each of the partners in this project as well as its anticipated technical contribution.

Experts conseils Dermond (Dermond)

Dermond is a federally chartered Canadian company founded in 1996. In February 2002, it became a wholly owned subsidiary of McKenzie Bay International, an American Corporation registered in the State of Delaware. Dermond was acquired by McKenzie Bay International as part of the latter's strategic development, to position itself on the market for vanadium and its related products, including the vanadium battery developed in Japan. Through its other Canadian subsidiary, McKenzie Bay Resources, McKenzie Bay International shares ownership with SOQUEM of the largest known deposit of vanadium ore in North America. The deposit is located at Lac Dore near Chibougamau and is characterized by the quality of its vanadium. McKenzie Bay International is represented by Mr. Gregory Bakeman, as Chief Financial Officer (CFO). The following table shows the structure of McKenzie Bay International and its subsidiaries.

Dermond is a corporation oriented towards marketing new technologies. Its management team, consisting of Messrs. Jacquelin Dery and Laurent Mondou, is very experienced in the management of highly technological projects and in business development. It has acquired a unique reputation in Canada in diesel/wind projects applied to electricity production.

Dermond's proponents have more than 25 years combined experience in wind technology. They have been at the forefront of development of the vertical-axis wind turbine, a technology acknowledged as the wave of the future. The company is represented by Messrs. Jacquelin Dery and Laurent Mondou. Dermond Inc. will own 62.5% of Ptarmigan Energy Inc.'s partnership equity.

The use of VRBs in the energy management system provides a high- quality outlet for mine production. Moreover, the strategic partnership between the Company and Japanese multinational, Sumitomo Electric Industries Ltd., world leader in the development of VRBs, can lead to very interesting applications for McKenzie Bay Resources. This company is represented by the president of the Canadian division of McKenzie Bay International, Mr. Donald R. Murphy.

Groupe Envitech

Founded in 1989, this firm has acquired international expertise in system integration. Its mission is to design, develop, and market, throughout the world, products, services, and systems related to electrical equipment, specialized communications systems, and automation of industrial processes. Envitech delivers "turnkey projects" in the energy, communications, and automation fields for the rail, industrial, electrification, and environmental sectors.

Located in Pointe-Claire's industrial park, Envitech has the infrastructures necessary for engineering, assembly, and workshop and laboratory tests.
Envitech maintains an ISO-9001 quality assurance system to provide superior quality products and services and to fully satisfy the needs and expectations of its clientele.

Envitech's expertise is required to develop and fine-tune the control and management systems handling data to be transmitted to remote locations. The control systems will make it possible to integrate the various components of the energy system, including the wind turbine, the generator, the VRB, and the energy produced itself. It is represented by its President, Mr. Rejean Larouche. Groupe Envitech will own 18.75% of Ptarmigan Energy Inc.'s partnership equity.

Leandre Gervais et Associe(e)s

Leandre Gervais et Associe(e)s (LGA) is a consulting firm specializing in civil, mechanical, and electrical engineering. It offers highly specialized services to a clientele operating in the industrial sector in Quebec, in Canada, and internationally.

The firm, which developed a world-class expertise in northern- environment and permafrost applications, provides its clientele with an extended range of services including feasibility studies, design engineering, detailed engineering, project management, as well as maintenance reengineering and programming of programmable logic controllers and distributed control systems. LGA is represented by its President, Mr. Leandre Gervais. The firm will own 18.75% of Ptarmigan Energy Inc.'s partnership equity.

Organizational Structure and Management Team

To appropriately develop and market this new power management and production system, it was necessary to design an organizational structure that could meet the many challenges that will face Ptarmigan Energy Inc. This organizational structure will harmonize the company's strategic plan to reach the anticipated performance objectives.

The decision-making power at Ptarmigan Energy Inc. will be held by administrators who have successfully brought several major ventures to fruition, including setting up electrical power plants and, specifically, developing wind and diesel energy projects. Their multidisciplinary engineering expertise, professional experience, and entrepreneurial qualities will provide Ptarmigan Energy Inc. with an undeniable advantage.

The organizational structure planned for Ptarmigan Energy Inc. requires direct hiring of six people the first year and subsequent hiring of an additional person, in the general and technical administration departments. A total of only seven people is required since most work will be sub-contracted. The purpose is to ensure competent and efficient management from the start. The workforce as well as technical and administrative personnel will be hired on site in the Rouyn-Noranda area. The salaries offered by Ptarmigan Energy Inc. will be competitive. The quality of its work and existing expertise are expected to attract highly competent and motivated personnel.

Ptarmigan Energy Inc.'s major policies will be decided by a board of directors. The management team will consist of an executive director and a sales and marketing manager.

Board of Directors

The initial Board of Directors includes Mr. Donald Murphy, President of McKenzie Bay Resources, as Chairman of the Board, Mr. Rejean Larouche, of Groupe Envitech, as Vice-President, and Mr. Leandre Gervais, of Leandre Gervais et Associe(e)s, as Secretary-Treasurer. Mr. Gregory Bakeman sits as a director. Messrs. Jacquelin Dery and Laurent Mondou, of Dermond inc., are respectively President and Vice- President of the new entity known as Ptarmigan. The other members of the management team will be recruited among the partners who will be joining Ptarmigan Energy Inc. later. Curriculum Vitae of board members are appended to this document.

The engineering department will make sure that the studies, design, and estimates of projects are up-to-date. It will also draw up the plans and specifications as well as the installation and operating manuals for the hybrid systems. Ptarmigan Energy Inc. will have the experts that designed the eole Project at its disposal, including Messrs. Leonid Stachtchenko, dynamic analysis expert, Hassine Benjannet, mechanical structure expert, and Alexandre Galin, mechanical structure expert. The anticipated organizational structure is the following:

Strategic Alliances

In addition to the shareholders associated with the project, many strategic alliances will be formed to ensure the presence of experts in all of Ptarmigan Energy Inc.'s industry sectors. Their presence will make implementation of the technology itself possible while providing all the necessary credibility for the project.

The status of these partners is currently limited to strategic alliances but could evolve during the first phases of the project's development. Some of these partners may possibly become more closely associated with Ptarmigan Energy Inc.'s management team during the marketing phase. Here is a short description of each of these strategic partners and their involvement in Ptarmigan Energy Inc.

Bradley

A company from the Rouyn-Noranda area, Bradley specializes in production of a complete range of drilling products such as drill rods, core barrels, and other parts and accessories for the worldwide mining exploration industry. The company's highly skilled employees working with equipment at the cutting edge of technology provide clientele with a precision machining service. Bradley offers a full CAD programming service and a project management team that can provide a wide range of services and possibilities for machining needs.

One of Bradley's strengths is its expertise in manufacturing high precision products, which makes it particularly interesting for manufacturing and assembling wind turbine components. Another of its strengths is its worldwide distribution network. It is represented by its Executive Director, Mr. Pietro De Ciccio.

Sumitomo

Sumitomo is a Japanese multinational. Its subsidiary, Sumitomo Electric Industries Ltd. (SEI), which has nearly 9000 employees, has its head office in Osaka. The subsidiary's core business remains manufacturing and selling electrical wires and cables.

The company can be considered the world specialist in vanadium batteries. In terms of research infrastructures, Sumitomo has many research laboratories where most of its R&D activities are carried out. With respect to laboratory research, the business relationship between Sumitomo and Pinnacle should be noted. Pinnacle is an Australian company, in which McKenzie Bay has a significant interest, which holds patents for VRB technology.

Sumitomo's worldwide financial and marketing power also make it a major strategic partner. There is also a possibility that Sumitomo may be able to provide a VRB for the technology showcase that will be installed at the Universite du Quebec en Abitibi-Temiscamingue. It is represented by Mr. Koji Shibata, President of the American division.

Universite du Quebec en Abitibi-Temiscamingue (UQAT)

The university will contribute to the required and essential testing that will be carried out during the first year, as well as to supporting mathematical analysis (in collaboration with expert Leonid Statchenko). The latter, a leading light in dynamic analysis of wind turbines, could then contribute to making the university a centre of excellence in the wind energy field. The applied science teaching and research department has a range of modern, and even unique, equipment available in the region to adequately support the university's engineering courses.

The laboratories contain all the material necessary for fluid mechanics, process control, thermodynamics, heat transfer, electronics, and others. The research laboratories are also filled with equipment at the technological cutting edge.

Short-and Medium-term Strategy

Short-term Strategy (Startup of the Company)

The short-term strategy targets maximum profitability with a minimum of external financing. During the startup phase, the company first intends to conduct economic analyses for its potential customers and to recommend solutions involving hybrid wind/diesel/VRB systems (currently underway on the Nunavik market).

Meanwhile, Ptarmigan will fine tune its energy management system composed of three components that can be marketed together or separately. These components consist of:

         - A containerized battery module,

         - A module including a diesel generator and the general control system,

         - A 75-kW wind turbine.

Containerized Battery Module

The first block of activity consists of containerizing a 42-kW battery and installing it at the UQAT site. Installation will be completed 11 months after the work begins. The battery module can then be marketed and generate income for Ptarmigan.

Containerizing is a new way to assemble the Sumitomo Electric Industries (SEI) battery. It reduces construction costs and ensures better quality of the product in isolated-site applications. This is because most of the assembling is done at the plant. Containerizing equipment is standard practice in the mining industry.

This stage is necessary to bring the SEI battery into conformity with North American standards and to confirm that it will operate properly in northern climatic conditions. The battery will also be used as a demonstrator for the McKenzie Bay Resources electrolyte. The first installation will be used as a technological showcase for this module.

Diesel Module and General Control System

The second block of activity will also result in a containerized module, the first example of which will be installed at the UQAT site. The container will hold a diesel generator with its accessories, a general management system, and a backup control system for the SEI battery. The last part is necessary to make the SEI battery totally compatible with North American management methods for isolated-grid power plants. The backup control system also opens up a market for using the battery for other purposes, including its use as a UPS (Uninterruptible Power Supply).

The installation will be completed 16 months after work begins. The diesel module can then be marketed and generate income for Ptarmigan. The modules resulting from blocks No. 1 and No. 2 can also be marketed together and generate additional income for Ptarmigan.

In this module, Ptarmigan proposes to manage load on the diesel in order to optimize combustion in two ways:

        a) Using the SEI battery to store the diesel power exceeding demand.

        b) Operating the diesel at variable speeds by adding certain control components.

During preliminary discussions with Technologies M4, they expressed interest in this approach that opens a new market for the Technologies M4 generator. The first installation will be used as a technological showcase for this module, which will be installed as a unit with the battery module.

75-kW Wind Turbine

The third block of activity consists of developing a self-sufficient wind turbine, adapted to northern environments, which will also be installed at the UQAT site. The installation will be completed 25 months after work begins and will complete development of Ptarmigan's energy management system. The wind turbines can then be marketed alone or as part of Ptarmigan's energy management system. It should be noted that, considered as a whole, Ptarmigan's energy management system will offer more economic advantages than the sum of its components advantages.

The Ptarmigan wind turbine stands out from the competition in several ways because it has been designed specifically for northern markets. Preliminary patents have been applied for to protect Dermond's innovations on current technology for this type of wind turbine and also to confer a commercial advantage with respect to the competition. The improvements for which patents are pending involve the following components:

        - The wind turbine

        - The generator gearbox

        - The wind turbine erection system

The wind turbine's development includes major technological innovations; nothing similar has been done before for grids in northern regions or elsewhere.

The first installation with the modules from preceding blocks of activity will complete the technological showcase for Ptarmigan's energy management system. Each of these blocks is a commercial product in itself. The economic advantages of using the three together will outweigh the sum of the advantages of each module used alone. The short-term strategy consists of implementing these three blocks of activity.

Medium-term Strategy (Growth of the Company)

Because of its strategy of limiting financial risks during startup by concentrating on the system that best meets current market needs in northern Canada, Ptarmigan Energy Inc. will begin by manufacturing and marketing its hybrid wind/diesel/VRB system equipped with a 75-kW wind turbine. Grids where electricity costs are the highest will be targeted for distribution of this hybrid system.

In the medium term, while continuing to market its hybrid systems, Ptarmigan Energy Inc. will develop a system with an integrated generator in order to improve profitability and increase penetration of existing markets. Ptarmigan Energy Inc.'s medium-term strategy could include new partners.

During subsequent years of marketing, the company will add a wide range of wind turbines, in addition to the 75-kW model, to its hybrid w ind/diesel/VRB system, targeting markets where sales volumes will provide an economic advantage for Ptarmigan Energy Inc.'s growth. The market development process will be set in motion at this time and actual export of the concept will begin.

Competitive Analysis

Overview

Recent efforts by the industry and governments to promote development of renewable energy has greatly encouraged its growth over the past few decades. Since then, the issue of off-grid communities searching for innovative solutions to meet their power needs while attempting to reduce high costs and environmental impacts has been studied by many companies.

Looking specifically at the situation in northern Canada, there is no real competition in wind/diesel/battery systems even though production costs for electricity can climb very high. The primary reason is because the wind turbines originally used for testing had not been designed to withstand climatic conditions on these grids. The wind turbines had mechanical deficiencies that delayed introduction of the systems. However, certain companies are now implementing groundbreaking technologies elsewhere in the world.

The main competition in hybrid diesel/wind/battery systems is from Northern Power Systems and Vergnet, a French firm, which has installed 15-kW wind turbines in polar environments and 50-kW wind turbines in the West Indies. The American firm, Northern Power Systems, is operating Atlantic Orients in Kotzebue, in Alaska, and a 225-kW Vestas on Saint Paul Island, also in Alaska. On its Web page, it announces that it has a contract with NASA to develop a 100-kW wind turbine for northern regions.

The same situation applies to power storage technologies. Few companies have been able to develop and market next-generation batteries with the capacity to increase the energy efficiency of power generation systems while appreciably reducing operating costs. These include Innogy's Regenesys Storage System and the NGK System, which have opened new possibilities in the area of power storage technology. This technology is in direct competition with the VRB developed by Sumitomo Electric.

The next part of this section will review each of these companies, its structure, products, and positioning on the market, beginning with competitive power storage systems. The competition in the wind energy industry and in hybrid systems will be reviewed next.

Power Storage

Regenesys Technologies Limited

As far as power storage is concerned, the technology developed by this company is the main competition for VRB technology. This British firm is being set up to develop and market Innogy's Regenesys Storage System. Regenesys Technologies Limited is a subsidiary of the British firm, Innogy plc, which is integrated into the energy sector. The Regenesys plant is under construction in Little Barford (in Great Britain) and will be a world premiere in this niche.

The company developed batteries consisting of multiple fuel cells for many years while forging ahead with its research into electrochemistry, fluid mechanics, and marketing of power systems. The Regenesys Storage System technology is based on redox-type fuel-cell technology that makes it possible to regenerate the electrolytes active in the system. Electrical energy is converted into chemical potential energy by charging two liquid electrolyte solutions, which subsequently release the stored energy. The system was developed by a huge multidisciplinary team of consultants, university research centres, and subcontractors.

The main advantages of the Regenesys Storage System include improvements in energy efficiency, by eliminating momentary interruptions in service and maintaining voltage levels, and the minimal environmental impact associated with the technology. It is in direct competition with the VRB technology developed by Sumitomo. The following diagram outlines Innogy's technology.

Vanteck (VRB) Technology Corp.

Vanteck is closely associated with Pinnacle, the Australian company that holds the patents for the VRB. Vanteck is a Canadian company from Vancouver that is attempting to break into the market with a technology similar to Sumitomo Electric Industries' but which, as far as we know, has no tangible accomplishments yet.

NGK Insulators Ltd.

This Japanese company, active since 1919, began manufacturing and marketing equipment resistant to sulfuric-acid corrosion for the chemical industry. It is only in the past few years that the company has begun developing a sodium/sulfur system known as NAS.

This system consists of a positive sulfur electrode and a negative sodium electrode, which are the active materials, connected by ion-conductive sodium ceramic. This hermetically sealed battery is then kept at about 300oC so that the active materials at both electrodes are liquid and the electrolytes are solid. At this temperature, both active materials react smoothly, with low internal resistance. The result is a battery with excellent performance. The battery, with continual charge and discharge capabilities, can be used continuously.

The system is not considered to be serious competition since the operating temperature of about 300oC is a critical factor. The following diagram shows the technology developed by NGK Insulators Ltd.

Hybrid wind/diesel/battery systems

Northern Power Systems

Nearly 25 years ago, when Northern Power Systems opened it doors, it specialized in the production and distribution of wind turbines. The company only later introduced design and production of turnkey systems for a wide range of customers, commercial as well as industrial. Northern Power Systems has a multidisciplinary staff of 70 people with technical and engineering degrees at its disposal. The company's annual sales, in 2000, amounted to more than 17 million American dollars.

The company offers services in the mechanical, civil, electrical, and electronic engineering sectors, site analysis and logistical constraints, system modeling, and finally, provides equipment, shipping, and installation.

The company has increased its expertise with respect to electrical energy systems with the use of a wide range of technologies including wind, photovoltaic (solar energy), and diesel-hybrid power. To date, Northern Power Systems has installed more than 800 systems in about forty countries, worldwide, earning an enviable reputation in the industry. The table below summarizes the products available from Northern Power Systems.

Northern Power Systems has recently set up 10 AOC 15/50 Atlantic Orients in Kotzebue and a Vestas wind turbine on Saint Paul Island; both sites are in Alaska. In addition, according to its Web page, Northern Power Systems obtained a contract from NASA to develop a 100-kW turbine, capable of operating under extreme climatic conditions. The company offers a wide range of products, including the NorthWind series, which was developed for the US Department of Energy.

Vergnet

Vergnet, a French firm created in 1989, developed its two orientations, water and power, by building on dependable and proven technologies. The company's head office is located in Ingre, in the Centre Region, near Orleans, with a very recent structure in Saran, also in the Orleans metropolitan area. These two sites hold the engineering, administration, and manufacturing departments, for a total of about 60 jobs. The company also owns a very dynamic and complete testing and research and development unit located in the South of France, more specifically in Languedoc Roussillon, near Perpignan. With regard to sales, exporting makes up 50% of the company's sales volume. The company, which is growing, had a sales volume of more than 21 million Canadian dollars in 2000.

This French firm has installed wind turbines of about 15 kW in polar environments and 50-kW wind turbines in the West Indies as well as in many other countries through more than 20 subsidiaries. The pictures below show some of the firm's products and the Guadeloupe site.

In its efforts to meet the electricity requirements of remote sites, Vergnet has developed new hybrid wind/diesel/lead-battery systems that help to limit dependency on generators. The systems it has designed can provide self-sufficient electricity production and a reduction in maintenance costs over a period of more than 20 years. Vergnet is currently operating a wind/diesel power plant consisting of 25 60-kW wind turbines, in Marie Galante (Guadeloupe), for a total of 1.5 MW. Setting up these facilities is expensive (400,000 French francs for a 10/15-kW wind turbine) and Vergnet received many subsidies to put the Guadeloupe site into operation. The description and applications of the wind/diesel system follow.

Equipment: The electrical system consists of a 2-to 15-kW wind turbine, a battery-charger, a series of batteries, and an inverter. It provides substantial savings with respect to the expense of being connected to the utility grid. Application: Power is produced by the wind turbine alone. Battery storage provides a permanent power supply. The table below shows Vergnet's range of wind turbine products

In terms of product, Vergnet is in a position to design and produce a wide range of wind turbines, with a variety of power ratings. Turnkey systems include diesel/wind-turbine power plants, electrification of remote sites, the stand-alone power plant, and the wind-driven pump. The company's specialty remains low power generators, which keeps it a fair distance from the market targeted by Ptarmigan Energy Inc. The following table reviews the products and services offered by Ptarmigan Energy Inc.'s competition.

The next section of the document will feature Ptarmigan Energy Inc.'s operational strategy. It will include an overview of the strategy as well as details of Ptarmigan Energy Inc.'s production, sales, and marketing strategy.

Operational Strategy

Overview

The design, development, and marketing of all or part of hybrid wind/diesel/VRB energy management systems on grids mainly powered by diesel generators will be Ptarmigan Energy Inc.'s core business. The company will have its own cutting-edge technology, acquired, on the one hand, through 15 years of VRB development by Sumitomo and, on the other, through Dermond inc.'s 20 years of observation and analysis of the performances of the major classes of wind turbines.

The company will offer a range of power production and management systems adapted to the operating conditions of its customers' grids. The wind turbines will be designed according to applicable ANSI, AWEA, and IEC standards, such as IEC 61400.

Ptarmigan Energy Inc. will offer to analyze the needs of potential customers and make recommendations to reduce their electricity production costs; for instance, by installing and operating its system in parallel with the customer's system. The company will offer the equipment most appropriate to its customers' needs.

Ptarmigan Energy will have a complete demonstrator of its technology installed at the UQAT site in Rouyn-Noranda. The complete system will include a diesel generator, battery, central control system, and wind turbine. The system will be put through performance and endurance tests that will extend over three seasons, to take into account annual climatic variations.

The project is divided into three blocks of activity:

The first consists of containerizing a 42-kW battery and installing it at the UQAT site for an estimated amount of 1,786,500 dollars. The installation will be completed 11 months after work begins. McKenzie Bay International will be able to begin testing its electrolyte during this period.

The second block of activity will result in a module including a diesel generator and a general management system in a new container for an estimated amount of 915,500 dollars. The installation will be completed 16 months after work begins. The battery and diesel system can then be marketed and will generate income for Ptarmigan.

The third block consists of developing a self-sufficient wind turbine, adapted to northern environments, for an estimated amount of 1,783,700 dollars. The installation will be completed 25 months after work begins and will complete development of Ptarmigan's energy management system.

While the activities of the third block are underway, testing will be carried out at the Atlantic Wind Test Site (AWTS), a site specializing in commercial certification of wind turbines. The site is a federal government centre of excellence. The Atlantic Wind Test Site's client list features several foreign manufacturers, including Atlantic Orient Corporation.

Each of the blocs of activity will result in a product that improves energy efficiency for clients and can be marketed separately: Block No. 1, the battery, after 11 months, Bloc No. 2, the diesel and general management system module, after 16 months, and Bloc No. 3, the wind turbine, after 25 months, counted from the beginning of the project. A complete system consisting of a diesel generator, a VRB, and a 75-kW wind turbine will be set up at the UQAT site and serve as a technological showcase.

Ptarmigan Energy Inc. undertook a simulation of the effect of its system on the village of Umiujaq, based on data freely provided by Hydro-Quebec. The simulation was submitted to Hydro-Quebec's Direction regionale, Reseaux autonomes, which indicated interest. Consequently, Hydro-Quebec provided its data for the village of Tasiujaq in 1998. A simulation carried out for Tasiujaq is appended to this document.

Ptarmigan Energy Inc. does not intend to carry a large inventory. Instead, the new company will advocate a "just in time" approach.

Production Strategy

The product is a power system that reduces electricity costs, improves the quality of the electric wave, and limits pollution for grids powered by diesel generator sets.

The power system consists of a diesel generator, a VRB (vanadium redox battery), several wind turbines (a wind farm), and a control system. The battery can reduce diesel operating time by 30% and, as has been shown in Japan, wind power can reduce diesel operating time an additional 50%. The diesel generators will be selected on the market, based on characteristics that meet the customer's needs.

Groupe Envitech, a shareholder in the new company, will provide the control systems. Envitech is a firm, well-known in its field, that provides control and automation products, services, and systems integration for electrical power and industrial processes. Envitech is particularly active in the environmental and rail transport sectors.

Leandre Gervais et Associe(e)s (LGA), a shareholder in the new company, will carry out the detailed engineering and draw up the installation and connection plans. LGA is a major Quebec engineering consulting firm and is as active in Canada as abroad. LGA has designed and implemented electromechanical and electrical installations for many customers, including Hydro-Quebec, several forestry companies, and the mining industry.

Ptarmigan Energy Inc. intends to hire Bradley W. M. Manufacture to receive components, manufacture wind turbines and modules, assemble components, and ship them. Bradley, world leader in manufacturing diamond-drilling products, has a large ISO-9002-certified plant in Rouyn-Noranda. Its head office is also located there. Bradley has subsidiaries in Europe, Asia, Africa, and Australia, as well as in North and South America. Bradley has shown definite interest in eventually becoming a partner in the new company. The following diagram provides a better understanding of the industrial production process related to the proposed system.

Ptarmigan Energy Inc. will analyze the needs of potential customers and make recommendations to reduce their electricity production costs; this could include adding its power system to the customers' grids.

An agreement is being negotiated with UQAT, which will be sent a system for testing. The system will be put through performance and endurance tests that will extend over three seasons, to take annual climatic variations into account. During the tests of the prototype at UQAT, a 75-kW commercial wind turbine will be built and shipped, for commercial certification, to the Atlantic Wind Test Site, a testing laboratory specializing in wind energy applications, located on Prince Edward Island.

Sales Strategy

The sales strategy will be organized in the following manner. The systems will be proposed as a means of improving the quality of the electric wave while reducing electricity production costs and environmental risks. Ptarmigan Energy Inc. will negotiate an agreement to rent or sell its system. Rental may or may not include operating services. The rental price can be calculated on a time basis or based on how much the customer saves. The Company will work in close cooperation with local communities.

As far as northern Quebec is concerned, Ptarmigan Energy Inc. has already contacted the Makivik Corporation about setting up systems on Nunavik grids. Makivik Corporation is an economic development entity created according to the terms of the James Bay and Northern Quebec Agreement. Since summer 2000, it has been negotiating the electricity sales price with Hydro-Quebec. Ptarmigan Energy Inc. has had the validity of this approach confirmed by Hydro-Quebec's Direction regionale, Reseaux autonomes.

As far as northern Canada is concerned, meetings have been held with most representatives. In addition, serious business relations have been initiated with the Government of Nunavut, the Yukon Energy Corporation, the Alberta Urban Community, the Northwest Territories, the Newfoundland and Labrador Energy Corporation, and, finally, with BC Hydro. Most of these organizations are awaiting a proposal from Ptarmigan Energy Inc. Ptarmigan's promotional trip to Alaska in February 2002 raised awareness in that market about its energy management system.

Considering the increasing volume of system sales, and in order to reach remote markets, Ptarmigan Energy Inc. will also negotiate agreements with certain previously screened distributors and manufacturers, in each region and taking local cultures into account. Meanwhile, Ptarmigan Energy Inc. will negotiate maintenance contracts with accredited businesses, also in each region. It will provide assistance, on a case-by-case basis, to its distributors and manufacturers.

Furthermore, Ptarmigan Energy Inc. intends to negotiate marketing alliances with its distributors and manufacturers. In fact, the latter often have significant sales networks at their disposal, since they already distribute or manufacture equipment on the foreign market that will be targeted by Ptarmigan Energy Inc.

The Company intends to assign technicians, with experience in an industrial setting, to provide after-sales service and representation. It will also offer staff a training plan intended to keep service at the technological cutting-edge.

Sales will be the responsibility of the Sales and Marketing Manager who will be assisted by an expert in Native relations whose experience was acquired negotiating for Hydro-Quebec during the implementation of the James Bay and Northern Quebec Agreement.

Ptarmigan Energy Inc. will offer standard manufacturers' warranties on equipment and a performance warranty on operations. In addition to selling its system, Ptarmigan Energy Inc. will propose a maintenance and training service to customers. For purposes of this document, this service is evaluated at 5% of sales.

Ptarmigan Energy Inc. will have two technicians looking after the local market and will count on agreements with distributors for external markets. Technicians will be trained and participate in system assembly.

The power system provides the possibility of making electrical heating economical in northern markets and therefore can provide access to a huge market worldwide. Through its system and its northern climate wind turbines, Ptarmigan Energy Inc. hopes to become the leader in integration of new power production and management systems in northern markets. It will have competitors in other markets but will be in a position of strength in its own niche, which is large enough to ensure Ptarmigan Energy Inc.'s prosperity for many years.

Marketing Strategy

To promote its products, Ptarmigan Energy Inc. will take part in conferences, conventions, and colloquiums of stakeholders from the electricity production and environmental management sectors. Ptarmigan Energy Inc. will be a member of pertinent organizations and associations such as the AQPER (Quebec's association of renewable energy producers) and the AIEQ (Quebec's electrical industry association), as well as the American Wind Energy Association (AWEA) and its Canadian equivalent (CanWEA).

Ptarmigan Energy Inc.'s products and services will be promoted through advertisements in various magazines, including special trade publications, and on the Internet. Its sphere of influence will progressively expand from the Canadian North to islands, oases, and Third World countries. At that level, the management team will be able to count on its network of partners abroad to promote its systems and components.

At this point, the company will negotiate commercial agreements with manufacturers and distributors abroad, who will represent Ptarmigan Energy Inc. They can then include Ptarmigan Energy Inc.'s components and energy management systems in their range of products and promote them in their own markets. For Ptarmigan Energy Inc.'s management team, working through distributors is more convenient and makes it easier to penetrate new markets. Since the Company's administrators have worked around the world, they already have a network through which they can efficiently initiate a search for business contacts in foreign markets.

During marketing of the system, the sales price of Ptarmigan Energy Inc.'s system will be set at market price and will tend to decrease with the years, because of economies of scale but also due to new competitors in the market. Setting the sales price at market price will allow Ptarmigan Energy Inc. to generate a significant profit margin during the first years of operation. It will therefore have appropriate capital flexibility. Ptarmigan Energy Inc. hopes to be able to take advantage of a good position on the market during the pro forma period, due to the unique and innovative characteristics of the energy management system, before competitive products enter the picture.

Ptarmigan Energy Inc. will offer its power management system, its services and its wind turbines worldwide, either directly or through agencies such as CIDA, the World Bank, the Business Development Bank of Canada, etc. In addition, holding the intellectual property rights to the technology means that granting manufacturing licenses can be added to the list of products to be marketed.

Financial Strategy

Overview

To adequately finance development, marketing, and the promotional activities related to the business model being presented, Ptarmigan Energy Inc. has set up a financial strategy that will deal with all the points brought out in the business plan. The Company has therefore developed a six-year pro forma model, showing the forecasted growth in income, expenses, as well as working capital requirements of Ptarmigan Energy Inc.

These projections have been based on conservative principles and on the project management experience of the principal administrators of the new company. The resulting financial strategy generates the flexibility necessary for the management team to successfully set up the Company. The six-year pro forma financial model is in Appendix 1. The following table summarizes the costs involved in carrying out the project. These have been broken down per block and according to six categories.

Income Growth

The actual sale of systems will only begin after the development and testing phases of Ptarmigan Energy Inc.'s new power management and production systems have been completed. In terms of potential income, it has been shown that there are accessible markets for the sale of systems in many regions.

In fact, the issue will not be the new company's ability to distribute its products, but to produce enough systems to meet high demand. The first years of production will therefore be used to optimize the system manufacturing process and to give the production and engineering departments the time they need for fine-tuning.

Income will be derived not only from sales of systems but from sales of components of the proposed systems. Therefore, if a customer's needs are limited to a battery or a wind turbine, they can be met. In the long term, the sales of components could pave the way for new products, such as systems consisting of elements other than wind turbines (solar or photovoltaic, natural gas, or other systems). The sales price for the system has been set at 2.2 million dollars. Sales of other components will represent an average of 100 thousand dollars. A detailed breakdown of these amounts is appended to this document (see the pro forma statements).

During the first year of operation, no sales will be made by Ptarmigan Energy Inc. All the company's time will be concentrated on developing the system and optimizing its components. During the first year, available capital will be allocated to research and development of the 75-kW wind-turbine prototype and to development of the complete system with the support of a VRB, development of control systems, constructability analysis, and plant tests.

The first sales will be made during the second year. Considering the constraints related to starting up production and to fine-tuning the principal manufacturing and engineering departments, the Company's management team has forecasted the sale of system components, for instance, a battery/diesel hybrid. These components will be sold on the Quebec market. The resulting total for the second year of operation will therefore be 1.7 million dollars.

In its third year, Ptarmigan Energy Inc. expects to sell three complete systems on the Quebec market. The management team considers that the sale of six systems on the Quebec market represents an optimal level. Every year, Hydro-Quebec must replace the generators of four villages in its territory. Ptarmigan Energy Inc. expects to provide one of these villages with a hybrid wind/diesel/VRB system. Two other systems will be sold to the mining, forestry or other industries, representing a potential equivalent to (if not greater than) the off-grid- community market. Total sales are therefore estimated at
6.6 million dollars.

During the fourth year, Ptarmigan Energy Inc. will maintain the same level of sales on the Quebec market, that is, three systems and three components. It is during this year that the Company will penetrate the Canadian market with the sale of another system. The same distribution hypothesis will hold for the Canadian market, that is, one system for remote communities and two for the mining, forestry, or other industries. Ptarmigan Energy Inc. therefore estimates potential sales at nearly four systems and four components during this period, for total gross sales of 9.6 million dollars.

The beginning of system and component exports outside the domestic market will occur during the fifth year. By that time, production capacity and fine- tuning by the manufacturing and engineering departments will have been completed and the company will be able to tackle new markets without any concerns about not being able to meet demand. While maximizing the sale of five systems, as well as various components, on the Quebec and Canadian markets, Ptarmigan Energy Inc. believes that it can distribute other systems on the Alaskan market, for one. Estimated sales during this fifth year are in the order of 11.9 million dollars.

The Company will use the sixth year to consolidate its action and sales on its export markets while also developing new markets. Sales are estimated at six systems as well as the sale of many components on various markets. Total sales are estimated at 14.2 million dollars.

The resulting total of forecasted sales is 44 million dollars. The graph below shows sales growth forecasted by Ptarmigan Energy Inc. during the six pro forma years.

These sales projections are very conservative, in view of the huge market potential defined. The characteristics and efficiency of the system proposed by Ptarmigan Energy Inc., unique within the industry, will rapidly generate demand that the Company must meet. As far as the first years of manufacturing are concerned, the management team prefers to allow for more moderate marketing of the system in order to generate the time required by technicians and engineers to reach an optimum production rate combined with minimum rejects.

Operating Expenses

To achieve the forecasted sales and growth objectives, the Company must make sure it has sufficient financial resources. While keeping its operating expenses as low as possible, Ptarmigan Energy Inc. must objectively evaluate items of expenditure during the six pro forma years. Forecasted gross expenditures will reach 36.2 million dollars during the six pro forma years. The following graph shows the expenditures that will be made during the six pro forma years of this business plan.

The first years of the new company will be decisive with regard to continuing Ptarmigan Energy Inc.'s activities. This is why the management team has made major financial resources available to promote the company and the added value of its products. Whether they are for direct assistance in sales or for developing promotional material, these expenditures are obviously well founded. Major costs should be anticipated with respect to marketing, sales, communications, and to selling expenses. During Ptarmigan Energy Inc.'s first year of operation, the budget available for these items of expenditure will be more than 74 thousand dollars, increasing to more than 345 thousand dollars during the last pro forma year.

Salaries and benefits for the 6 employees of the new company are a significant item of expenditure during the first years of the pro forma period. The increase at the salary level during the first years correlates with expected growth in the production departments. The first of the tables on the previous page shows the hiring timetable while the second sets out salaries for the six pro forma years. It should be noted that most of the positions will be filled during the second year, which corresponds to the beginning of marketing for Ptarmigan Energy Inc.'s system.

Interest on loans and lines of credit as well as banking fees are also significant elements in the forecasted increases in expenditures. To give the project the proper impetus, right from the start, Ptarmigan Energy Inc. plans to use various financial tools to successfully develop and market its system.
These expenditures, as well as the actual reimbursement of loans, represent major amounts during the last pro forma years. They are nevertheless necessary to the current business proposal.

Capital expenditures include the benchmarking equipment required to adequately outfit the manufacturing and engineering departments. The equipment will be purchased at the beginning of 2003, which corresponds to Ptarmigan Energy Inc.'s second year of operation. The equipment, worth 100 thousand dollars, is depreciated on a diminishing balance basis at a rate of 20%. The prototype, on the other hand, worth about 1.2 million dollars, is depreciated at a constant rate of 10%. The following table summarizes forecasted capital expenditures from 2003 to 2007.

Also during the second year, components of the system will be tested and a first system, consisting of wind turbines, a diesel generator, and a VRB provided by Sumitomo Electric Ltd., will be put into operation. The first sales will be made at that time and will increase in subsequent years. Considering the R & D amounts that were absorbed during the first year, it stands to reason that the break-even point could only be reached once the Company makes its first sales.

Capital Requirements

To date, Ptarmigan Energy Inc. has been able to count on financial contributions from its partners to set up the ideal basic structure of the Company.

These associated partners then determined the optimal cost structure for development of the system, based on their experience in the industry and in project management. The Company's pro forma financial statements have clearly shown its capacity to generate income, and therefore ensure profitability, during its first years of operation.

To generate the flexibility necessary for the Company's short-and medium- term development, Ptarmigan Energy Inc.'s management team has evaluated the capital required to supplement financial contributions from the shareholders: Dermond, Groupe Envitech, and LGA. These capital requirements will be spread over three phases of financing, one for each of the first three years of the project.

The first phases of capital funding will be used to absorb the major research and development expenses that Ptarmigan Energy Inc. has forecasted for its first year of operation. Moreover, this inflow of capital will also allow the company the necessary latitude to reach its objectives with respect to integrating the main components of the system. The following paragraphs provide details of each of these phases of financing and of the amounts forecasted for each.

Financing of the Various Blocks of Activity

In order to contribute to the first phase, the companies involved will share their technical expertise or their operating time. This investment in terms of technology and know-how is vital to the success of the endeavour. Each of Ptarmigan Energy Inc.'s partners will invest of its time and resources to develop the system's components. In terms of partnership equity, Dermond, Groupe Envitech, and LGA will inject initial equity financing that will be accompanied by the financial participation of venture capital partners. Submitting the project to various governmental structures at the regional, provincial, and federal levels will make it possible for the Company to count on programs financing and supporting startup.

The objectives of the various phases of the Company's financing are containerizing the battery, developing the diesel generator and the general management system, and developing the wind turbine. In addition two prototypes will be manufactured; one will be erected at the Universite du Quebec en Abitibi- Temiscamingue and the other at the CNRC's Atlantic Wind Test Site
(AWTS), on Prince Edward Island. Containerizing the battery will require overall financing of nearly 1.8 million dollars. This is the activity that will require the most significant investment from shareholders.

The second phase of financing will make it possible to finance the development of the diesel generator and the general management system. These additional investments will be required to purchase raw materials and to finance research and development for the prototypes.

The amounts invested during the third phase of financing are intended to support the construction and development of a 75-kW wind turbine in Rouyn-Noranda and marketing of the product worldwide. It is important to note that, using their respective expertise, the business partners taking part in the project will be in a position to develop innovative promotion and marketing strategies to guarantee the project's commercial success.

The third phase of financing will include additional inflow of capital from the three project partners as well as from the Quebec Ministry of Natural Resources. These incoming funds are essential since they are the first step toward marketing the system and its components. The distribution of the partners' overall financial interest also indicates what share of partnership equity each will hold.

The total resulting from the financing of these three blocks of activity will allow Ptarmigan Energy Inc. to count on partnership equity and subsidies through local and resource-region programs. The total investment by the partners will reach 750 thousand dollars at the end of the three blocks of activity. The estimated injection of venture capital has been evaluated at 850 thousand dollars, in order to obtain the necessary funds for startup and consolidation of the Company. The table on the previous page reviews the partnership equity of the new company, anticipated subsidies, and the venture capital injected.

Potential Risk Factors

Overview

Ptarmigan Energy Inc.'s management team considers this business plan as the most appropriate to prepare the company to develop, test, and market its new system. However, there are a certain number of risk factors that should be considered in evaluating this strategy as a whole. These potential factors lie in four major categories: management risk, market risk, technological risk, and financial risk. Taking the existence of these risks for granted, Ptarmigan Energy Inc. has examined each of these factors in detail and proposes solutions to reduce their impact.

Management Risk

Management risk is usually the most significant factor to consider in evaluating a company's business plan. Even the most carefully developed business plan will turn out to be useless if the company's management does not have the skills required to carry it out. Ptarmigan Energy Inc. has identified the most significant risk factors that the company's management could face.

The ability of a company's upper management to carry through is an essential factor in the potential for success or failure of a business project. Consequently, Ptarmigan Energy Inc. has built a management team with a national and international reputation and expertise. This experience has consolidated the team's expertise and skills, developed the technology used, as well as the opportunities and pitfalls inherent in the business plan. In addition, the solid entrepreneurial skills of Ptarmigan Energy Inc.'s administrators provide the business plan with an additional degree of credibility. Having already participated in the development and growth of very profitable projects, the Company's management has all the necessary background to meet the challenges of this business model.

Another management risk for Ptarmigan Energy Inc. involves loss of key personnel. The individuals in question are operators, engineers, sales personnel, and administrators or directors. Personnel turnover in the medium-term can also have paralyzing effects, even in the best of organizations. In response to this risk factor, Ptarmigan Energy Inc. has set up a series of effective policies for retaining and valuing its employees. The Company pays its employees very competitive salaries. In addition, Ptarmigan Energy Inc. looks after ongoing training of personnel and encourages a feeling of belonging.

Market Risk

Even considering that the system proposed by Ptarmigan Energy Inc. very clearly meets market needs (as shown by existing data), market risk nevertheless remains a major factor that must be carefully considered. The principal factors relating to market risk in the business strategy are related to developing and marketing the new power production and management technology using wind turbines, generators, and VRBs. Another possible market risk could be direct and unexpected competition from major well-structured competitors in the wind energy industry.

Taking favorable market reception for granted, there is still a risk that newly developed products might not meet consumer expectations. With respect to the business model, this aspect can be considered a reliability or performance issue. In response to this factor, Ptarmigan Energy Inc. has adopted an operational approach that includes testing of all components of the proposed system. Ptarmigan Energy Inc. will also benefit from the technical expertise of each of the partners, who are experts in their respective fields.

A second market risk for Ptarmigan Energy Inc. is related to the emergence of new corporations in the company's market segment. According to the management team, it is obvious that previous experience in the market of wind energy generation is essential to accurately understand the challenges and issues of this highly competitive market. By considering this market as being not very fragmented and as having a limited number of players, Ptarmigan Energy Inc. will capitalize on its starting advantages (such as the development of a new type of wind turbine and a high-performance battery for setting up the project), on efficient customer relations, and on a method for raising consumer awareness. Finally, by taking advantage of an available market niche, the company will raise new entrance barriers.

The situation would not be entirely different if this market niche were assailed by competitors well established in the wind energy production industry. The presence of its high-level multidisciplinary team and the years of research and development associated with this new system will give Ptarmigan Energy Inc. all the flexibility necessary to adequately position itself.

Technological Risk

The degree of technological risk is another essential factor to be considered in developing or setting up new technologies or processes. To correctly evaluate the business strategy and determine its possibilities for commercial success, several important factors must be considered. The most critical elements with respect to technological risk are outdated technology and unexpected changes at the level of price structure, due to the emergence of new technology.

The most significant technological risk factor for Ptarmigan Energy Inc. is related to unexpected technological advances at the level of the wind turbine or the battery that could make its product obsolete. Even though it is practically impossible to predict what types of technology could appear in the future, Ptarmigan Energy Inc. is confident that this hypothesis is not a major concern. In spite of the fact that the company's power production and management system is based on the use of proven technology, the company will monitor the arrival and evolution of complementary processes as they emerge. Meanwhile, Ptarmigan Energy Inc. will benefit from the most revolutionary power storage process to date, as well as from a new type of wind turbine developed as a result of many years of research.

In terms of risk factors, fluctuations in the cost structure of the market are significant and must be considered. While new technology is being fine-tuned by an increasing number of manufacturers, production costs for units tend to decrease at a regular rate. On the other hand, the cost of the units replaced tends to increase proportionally. This possibility could put a certain amount of pressure on the system proposed by Ptarmigan Energy Inc. Once again, the company's management team is convinced that its strategy, that is, relying on state-of-the- art technology (the hybrid diesel/wind/VRB system), is the most efficient defense against this risk factor. By differentiating its products from those on the general market, the company is effectively protecting itself against changes in the cost structure of the industry. Moreover, this specific cost is definitely on the rise and is a direct result of the gap between supply and demand in the wind turbine market segment.

Financial Risk

The final potential risk factor is related to financial risk. In this case, there are several internal and external factors that must be considered in evaluating a business strategy. The Company's management believes that integrating these factors is the only way to confront them effectively. More specifically, the major elements of financial risk for Ptarmigan Energy Inc. include lack of investment capital, generally optimistic sales projections, and uncertainty related to the efficiency of the proposed system (before the planned reliability tests).

The major element of financial risk for Ptarmigan Energy Inc. is the need for investment funds to finance ongoing operations. Ptarmigan Energy Inc.'s management team believes that the business plan is a unique business proposal for venture capital investors at this stage of development. The current partners have opted for significant investments in terms of professional fees. Sudden withdrawal by one or more of these partners would considerably weaken the proposed business model. Knowledge of the market and of its players will nevertheless make it possible for the management team to make backup plans to reduce the impact related to the departure of a strategic partner.

A second element of financial risk is related to optimistic forecasts in preparing the pro forma statements. It stands to reason that a financial forecast based on unrealistic assumptions will not have a positive impact on continued application of the strategy. Ptarmigan Energy Inc.'s management team therefore developed this financial model using the most conservative hypotheses in order to reduce this risk. The expected rate of income growth is in line with the industry average and all projected expenditures have been carefully weighed to reflect the worst-case scenario. Similarly, capital investment and working capital expenditures have been established conservatively so that the Company's liquidity planning would not be compromised, for the duration of the pro forma period.

The final element of financial risk for Ptarmigan Energy Inc. is the loss of the initial investment if the Company should fail in its attempt to set up the business plan presented in this document. The best argument against this possibility is the proven experience, expertise, and skills of the Company's administrators. It is the responsibility of the management team (made up of highly credible entrepreneurs) to constantly revise and adapt the business plan to face new circumstances. It is therefore not essential for the Company to strictly follow the business plan. What is, is that most expectations be met and that all the investors be rewarded by their share of profits.